Exhibit 99.1

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Alcoa Names Tony Thene Vice President and Controller; Greg Aschman to Head Investor Relations

New York, January 18, 2008 – Alcoa announced today that Tony R. Thene, 47, has been elected by the company’s board of directors as vice president and controller, succeeding Joseph R. Lucot, who is leaving Alcoa after more than 10 years of excellent service. Mr. Thene had been director, investor relations for Alcoa, serving as the primary interface with Wall Street analysts and investors. Replacing Mr. Thene as head of investor relations is Greg Aschman, 39, who most recently was Finance Director for Alcoa’s Building and Constructions Systems (BCS) business unit based in Geneva, Switzerland. BCS is a leading supplier of architectural systems, services and building products to the global construction industry, with offices in 14 countries in North America, Europe, North Africa and the Middle East.

“Tony’s broad range of experience within Alcoa’s businesses makes him ideally suited to this role, and Greg has a solid background in finance by working at the plant, business unit and corporate level of the organization, which should serve him well in this crucial assignment,” said Chuck McLane, Alcoa Executive Vice President and CFO. “I’d also like to acknowledge Joe for his significant service to Alcoa. We appreciate his efforts and integrity, and we wish him well in the next phase of his career.”

Biographical information follows:

Tony Thene

As vice president and controller for Alcoa, Mr. Thene is responsible for the company’s worldwide accounting systems and records, corporate fiduciary financial processes and the preparation and filing of Alcoa’s financial statements and reports. Most recently, he was director of investor relations for the corporation.

During his 18 years with Alcoa, Mr. Thene served in a series of financial management positions including chief financial officer, Global Mill Products and vice president, Finance for Alcoa World Alumina and Chemicals. Earlier in his career, Mr. Thene worked as plant controller at two locations before being named manufacturing manager for the Alumina Chemicals business in Arkansas. In 1998, he joined the Alcoa Forgings business in Cleveland, Ohio as division controller, then in 2001 he moved to New York as manager of the corporate financial analysis and planning group, Mr. Thene was named vice president, Finance for Alcoa World Alumina and Chemicals in 2002, then CFO Global Mill Products and to his most recent position in 2006.

He obtained a bachelor’s degree in accounting from Indiana State University (1983) and received an MBA degree from Case Western Reserve University in Cleveland, Ohio in 2001. Mr. Thene is a certified public accountant.

Greg Aschman

Greg Aschman has served in a series of financial management positions with Alcoa since he joined the company ten years ago. Before assuming his present assignment, Mr. Aschman was Finance Director for Alcoa’s Building and Construction Systems (BCS) business based in Geneva, Switzerland. Earlier, he was financial manager for the Alcoa Engineered Products business based in Cressona, Pennsylvania before moving to the Financial Planning & Analysis group in Pittsburgh as manager, Corporate Analysis.

Before joining Alcoa, Mr. Aschman was commercial financial manager for Alumax Extrusions in Cressona and from 1993-1996 he served in financial management roles with Cressona Aluminum Company. From 1990-1993, he was a staff auditor for Deloitte & Touche based in Allentown, Pennsylvania.

Mr. Aschman received a BS degree in accounting in 1990 from Villanova University and obtained an MBA degree in 1998 from St. Joseph’s University, in Philadelphia. He is a certified public accountant.

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, through its growing position in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The Company has 107,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com